Exhibit 99.1

For Immediate Release

Ken Ludlum Appointed to IRIDEX Board of Directors

Mountain View, Calif. April 2, 2019 -- IRIDEX Corporation (NASDAQ: IRIX), a provider of innovative ophthalmic laser-based medical products for the treatment of glaucoma and retinal diseases, announced today that Ken Ludlum has been appointed to its Board of Directors, effective immediately. Ludlum with also serve on the Company’s Compensation and Audit committees.

“We are delighted to welcome Ken to our board. His extensive background in both operational and financial roles with medical technology companies is highly complementary to our current board and strengthens the overall IRIDEX leadership team.  I look forward to his insight and guidance in advancing our role in the treatment of sight-threatening eye disease,” said William M. Moore, Chairman and Chief Executive Officer.

Ludlum brings a wealth of relevant experience in the medical technology sector, which includes leadership roles as board member, executive officer, investor, and advisor.  He currently serves on the board and as Chairman of the Audit Committee at NATUS Medical, a publicly held medical device company and at Personalis, Inc., a venture backed molecular diagnostics company.  Previously, Ludlum served on the board of directors for Novacept Corporation, Thermage Corporation, AtheroMed, Bridgeway Plan for Health and Kinetikos Medical.

Ludlum also served as Chief Financial Officer of CareDx, a molecular diagnostics company, through the company's initial public offering in 2014.  Prior to that, he served in executive roles at two medical device companies, including President and CEO of Revivant Corporation and CFO of Perclose Inc. Prior to 25 years in operating positions, Ludlum spent 10 years as an investment banker, primarily with Montgomery Securities.

"I am honored to have the opportunity to join IRIDEX's Board of Directors," said Ludlum. “Throughout my career I’ve sought opportunities for innovation in medical technology and believe that IRIDEX is bringing exciting new technology to the treatment of glaucoma and retinal disease that clearly benefits both providers and patients. I am very much looking forward to helping the company continue to advance their business and help patients with their unique laser-based approach to treatment.”

Ludlum holds a Bachelor of Science degree from Lehigh University and an MBA from Columbia Business School.

About IRIDEX

IRIDEX is a worldwide leader in developing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States and Germany through a direct sales force and in more than 100 countries through a network of independent distributors. For more information, visit http://www.iridex.com.

Investor Relations Contact:
Leigh Salvo
(415) 937-5404
investors@iridex.com

Media Contact:
Jamie Hall
Pascale Communications, LLC.
(724) 417-0167
pr@iridex.com